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                                                                    EXHIBIT 99.1
(TBC CORPORATION LOGO)         NEWS RELEASE




        7111 FAIRWAY DRIVE O SUITE 201 O PALM BEACH GARDENS, FL 33418 O
                   PHONE (561) 227-0955 O FAX (561) 775-4993


For Further Information Contact:
TBC Corporation                                     Investors :
Thomas W. Garvey                                    Brod & Schaffer, LLC
Executive V.P. & Chief Financial Officer            Betsy Brod/Jonathan Schaffer
(561) 227-0955                                      (212) 750-5800


         TBC CORPORATION ANNOUNCES RESTATEMENT OF ACCOUNTING FOR LEASES
              AND REITERATES ITS SECOND QUARTER EARNINGS GUIDANCE
              ---SAME STORE SALES UP 4.1% FOR THE SECOND QUARTER---

PALM BEACH GARDENS, FL - JULY 25, 2005 - TBC CORPORATION (NASDAQ: TBCC), one of the nation's leading marketers of automotive replacement tires, announced today that following an analysis of its lease-related accounting policies and in consultation with its Audit Committee and Board of Directors, the Company will restate certain of its prior period financial statements.

All adjustments will be non-cash, similar to those announced earlier this year by many retail and restaurant companies and will not have any impact on:

         o Previously reported cash flows, cash balances, sales or comparable sales;

         o        Timing or amount of any actual lease payment or tax liability;

         o Compliance with any financial covenant under its revolving credit facility or other debt instruments;

         o The current economic value of the Company's leaseholds or the underlying value of the Company's real estate assets.

On July 21, 2005, after consulting with its Audit Committee and Board of Directors, the Company determined that its financial statements from 2000 to 2004 and the first quarter of 2005 can no longer be relied upon and certain prior periods should be restated. The adjustments will primarily affect the Company's balance sheet accounts for goodwill and non-current liabilities; as well as rent expense in prior periods. While the Company does not consider the impact of correcting the previously issued financial statements to be material with respect to any one period, the cumulative effect of the changes would be material if recorded in the second quarter of 2005. Therefore, the Company believes that a restatement of prior period financial statements is appropriate.

As part of the restatement, the Company will adjust its computation of straight-line rent expense and the related deferred rent liability on acquired leases. Historically, when accounting for acquired leases, the Company evaluated the lease term in order to determine the period over which to record

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straight-line rents. After performing this assessment, the Company recorded a deferred rent liability at the date of acquisition. Management has determined that the Company should have eliminated the deferred rent liability on its acquired leases upon acquisition. Consequently, the Company's straight-line rent expense was understated.

The Company will report an increase in same-store sales of 4.1% for the second quarter of 2005 and expects to report earnings in line with its previously announced guidance of $.49 to $.53 per diluted share. Once the Company and its Audit Committee finalizes the impact of the restatement, the Company will release second quarter earnings and hold a conference call to discuss the quarter and outlook for the balance of the year.

ABOUT TBC: TBC Corporation is one of the nation's largest marketers of automotive replacement tires through a multi-channel strategy. The Company's retail operations include company-operated retail centers under the "Tire Kingdom", "Merchant's Tire & Auto Centers" and "National Tire & Battery" brands and franchised retail tire stores under the "Big O Tires" brand. TBC markets on a wholesale basis to regional tire chains and distributors serving independent tire dealers throughout the United States and in Canada and Mexico. The Company's proprietary brands of tires have a longstanding reputation for quality, safety and value.

TBC CORPORATION SAFE HARBOR STATEMENT

This document contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding expectations for future financial performance, which involve uncertainty and risk. It is possible that the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to: changes in economic and business conditions in the world; increased competitive activity; consolidation within and among competitors, suppliers and customers; unexpected changes in the replacement tire market; the Company's inability to attract as many new franchisees or open as many distribution outlets as stated in its goals; changes in the Company's ability to identify and acquire additional companies in the replacement tire industry and successfully integrate acquisitions and achieve anticipated synergies or savings; fluctuations in tire prices charged by manufacturers, including fluctuations due to changes in raw material and energy prices, changes in interest and foreign exchange rates; the cyclical nature of the automotive industry and the loss of a major customer or program. It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.


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